HOW TO GO PUBLIC, INC.

4790 Caughlin Pkwy, # 387

Reno, Nv 89509

775-851-7397

www.howtogopublic.net

jsmith@howtogopublic.net

ENGAGEMENT LETTER

This letter is to define the various steps and stages HOW TO GO PUBLIC, INC (OTC: HTGO) will perform on behalf of Allies, Inc. the client (issuer) to achieve a listing on the OTC BULLETIN BOARD (OTCBB).

HTGO will provide the following services for a one time, all inclusive fee of $30K

•

$7,500 when S-1 is submitted to the SEC which probably would be 4 to 6 weeks allowing for time for an audit, which the client pays for directly.

•

$7,500 when S-1 is approved by the SEC which should be 4 to 6 weeks

•

$15,000 when trading status achieved

It should be made clear HTGO is entering into this agreement based upon certain information the client has provided and will continue to provide throughout the process and no guarantees can be offered to the success of the process if the issuer can not respond appropriately to any and all comments that might result from the “review” process.

Below is an outline HTGO and the issuer will follow throughout the process:

1.

HTGO will assist issuer in Incorporating in Nevada

2.

HTGO will assist in preparing all necessary merger documents

3.

The issuer will work with HTGO staff and Legal Associates in drafting an S-1 Registration

4.

The issuer will work with HTGO staff and Accounting Associates in preparing two (2) years of audited financials and whatever quarterly reports necessary.

5.

The issuer and HTGO will submit the completed S-1 Registration to the SEC for review.  The S-1 can be a “dual” registration, registering shares for “selling” shareholders as well as a “shelf” registration of “treasury” shares for the Company to sell directly in the form of a DPO. The issuer and HTGO will respond accordingly to each and every comment received. (10-15 work days is not uncommon)

6.

The client (the issuer) will need to submit a Form 211 to FINRA for review through a sponsoring Market Maker (MM) once SEC approval is received.

7.

Issuer and HTGO will complete the information statement and provide it to the MM.

8.

FINRA will review the Form 211 for full compliance.  FINRA will respond to the MM with any “comments” it may have.  Issuer will respond to these comments through the MM.  This process will continue till all comments have been answered satisfactorily.

9.

Issuer will provide a full and complete shareholder list to its Stock Transfer agent.  HTGO will request a CUSIP #  by providing them a “draft” of the 15c211 or S-1(2/3 days)

10.

Upon approval of the Form 211 FINRA will issue a trading symbol and permit the MM to post a bid/ask for the issuer.

11.

HTGO will post all applicable information in PDF format as required as well as “Edgarize” all submissions to the SEC

12.

This agreement is confidential in nature.

IMPORTANT

The issuer must submit a “full” 15C211 to FINRA for its review process therefore achieving “full Pink Sheet” status allowing the issuer’s stock to be “piggyback qualified” which will allow any and all MM’s to also “post” a bid/ask on behalf of their clients after 30 days. Issuer will have a “dual” status on both the OTCBB and Pink Sheets and be considered “fully reporting”.

All costs and fees incurred in the process are included in HTGO’s fees with the exception of the Transfer Agent and the Audit.

If all of the above terms and disclosures are acceptable please sign below.

Jay Smith ___________________________________ Date _____________________

President, HOW TO GO PUBLIC, INC

 ________________________ President                       Date _____________________

  Client